Exhibit 99.2

Corporate Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Kimberlee Sinclair Corporate Communications +1 651 236 5823 kimberlee.sinclair@hbfuller.com Maximillian Marcy Investor Relations +1 651 236 5062 max.marcy@hbfuller.com

NEWS	For Immediate Release	September 25, 2012

H.B. Fuller Elects Dante C. Parrini to Board of Directors

Seasoned Executive with Significant Marketing Experience to

Enhance Company’s Focus on Creating Value for Customers

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) today announced that Dante C. Parrini was elected as an independent member to its board of directors, effective immediately. Parrini’s position expands the board to nine directors, eight of whom are independent.

Parrini is currently chairman, president and CEO of P.H. Glatfelter Company (NYSE: GLT), a $1.6 billion global supplier of specialty papers and fiber-based engineered materials. “I am pleased to welcome Dante to the H.B. Fuller board of directors,” said Lee Mitau, chairman, H.B. Fuller board of directors. “He brings with him a keen understanding of how to create a dynamic, market-facing business model, and he has made significant progress at Glatfelter to reposition the company and benefit its shareholders.”

Parrini has been president and chief executive officer of Glatfelter since January 2011 and chairman of the board since May 2011. Prior to that, he served as executive vice president and chief operating officer from February 2005 until December 2010. Parrini joined Glatfelter in 1997 and has held various executive positions responsible for the company’s operations, sales and marketing. Prior to joining Glatfelter, Parrini held sales management positions at A.W. Chesterton Company in Stoneham, Mass., and Premier Industrial Corporation in Cleveland, Ohio.

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H.B. Fuller Elects Dante Parrini to Board of Directors, continued

“During his career with Glatfelter, Dante has distinguished himself as a strong and trusted business leader,” said Jim Owens, H.B. Fuller president and chief executive officer. “He has a breadth of leadership experience, including worldwide operations, international and domestic sales, marketing, new product development, global supply chain, information technology and corporate program management. I am confident he will be a tremendous support to delivering our growth strategy.”

“H.B. Fuller has a strong focus on delivering value-added solutions for its customers,” said Parrini. “I am pleased to be able to share my marketing and sales experience and enable the company to gain further market share and to achieve its global growth and profit improvement goals.”

Parrini is a board member at the American Forest & Paper Association Inc., and The National Council for Air and Stream Improvement. He earned a bachelor’s degree in marketing from Gannon University and an Executive MBA from the University of New Hampshire, and he is a graduate of Harvard Business School’s Advanced Management Program.

About H.B. Fuller Company:

For 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and expertise to help its customers find precisely the right formulation for the right performance. With fiscal 2011 net revenue of $1.6 billion, H.B. Fuller serves customers in packaging, hygiene, general assembly, paper converting, woodworking, construction, automotive and consumer businesses. For more information, visit us at www.hbfuller.com and subscribe to our blog.

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